Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-1 of our report dated March 18, 2026, relating to the financial statements of Amanat Acquisition Corp. as of February 13, 2026, and for the period from January 13, 2026 (inception) through February 13, 2026, (which includes an explanatory paragraph about the Company's ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

May 14, 2026